                                                                                                 EXHIBIT 12

                     KENTUCKY POWER COMPANY
        Computation of Ratio of Earnings to Fixed Charges
                (in thousands except ratio data)
                                                                                                    Twelve
                                                                                                    Months
                                                              Year Ended December 31,               Ended
                                                  1990       1991       1992       1993      1994   9/30/95
Fixed Charges:
  Interest on First Mortgage Bonds . . . . . .  $ 7,715    $11,064    $13,275    $17,472   $19,090   $19,090
  Interest on Junior Subordinated
    Deferrable Interest Debentures . . . . . .     -          -          -          -         -        1,550
  Interest on Other Long-term Debt . . . . . .   11,455      9,345      7,668      2,033      -         -
  Interest on Short-term Debt. . . . . . . . .      945        856        413      1,001     1,621     2,412
  Miscellaneous Interest Charges . . . . . . .      861      1,027        861        523       485       504
  Estimated Interest Element in Lease Rentals.      300        800        800        800       700       700
       Total Fixed Charges . . . . . . . . . .  $21,276    $23,092    $23,017    $21,829   $21,896   $24,256

Earnings:
  Net Income . . . . . . . . . . . . . . . . .  $32,480    $28,465    $26,537    $18,031   $25,273   $23,656
  Plus Federal Income Taxes. . . . . . . . . .   10,827      5,662      1,465      1,620     2,179     1,132
  Plus State Income Taxes. . . . . . . . . . .    3,828      2,389      1,891      1,116     1,154       582
  Plus Fixed Charges (as above). . . . . . . .   21,276     23,092     23,017     21,829    21,896    24,256
       Total Earnings. . . . . . . . . . . . .  $68,411    $59,608    $52,910    $42,596   $50,502   $49,626

Ratio of Earnings to Fixed Charges . . . . . .     3.21       2.58       2.29       1.95      2.30      2.04